Exhibit 4.1

EIGHTEENTH SUPPLEMENTAL INDENTURE

BETWEEN

BANK OF AMERICA CORPORATION

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

DATED AS OF JANUARY 12, 2012

Supplement to Restated Junior Subordinated Debt Securities Indenture dated as of

November 1, 2001, as supplemented

EIGHTEENTH SUPPLEMENTAL INDENTURE

THIS EIGHTEENTH SUPPLEMENTAL INDENTURE, dated as of January 12, 2012 (the “Eighteenth Supplemental Indenture”), between BANK OF AMERICA CORPORATION, a Delaware corporation (the “Company”), having its principal office at 100 North Tryon Street, Charlotte, North Carolina 28255, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (formerly known as The Bank of New York Trust Company, N.A.), a national banking association, as successor Trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and The Bank of New York Mellon (formerly The Bank of New York), as predecessor trustee, previously entered into a Restated Junior Subordinated Debt Securities Indenture dated as of November 1, 2001 (the “Base Indenture” and, as supplemented, the “Indenture”);

WHEREAS, Section 9.01 of the Base Indenture provides that the Company and the Trustee may enter into indentures supplemental to the Indenture without the consent of any holder of Securities to provide for the issuance of and establish the form and terms and conditions of any series of Securities;

WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Company and the Trustee entered into the Thirteenth Supplemental Indenture, dated as of February 16, 2007 (the “Thirteenth Supplemental Indenture”), to establish the form and terms of the Company’s Remarketable Floating Rate Junior Subordinated Notes due 2043 (the “Original Notes”);

WHEREAS, on February 16, 2007, the Company issued $700,100,000 in aggregate principal amount of the Original Notes to BAC Capital Trust XIII (the “Trust”), a Delaware statutory trust, in connection with the Trust’s public offering of its securities known as Floating Rate Preferred Hybrid Income Securities (the “Preferred HITS”);

WHEREAS, pursuant to Section 9.01(h) of the Base Indenture, the Company and the Trustee entered into the Sixteenth Supplemental Indenture, dated as of December 8, 2011 (the “Sixteenth Supplemental Indenture”), to make changes that did not adversely affect the rights of any Securityholder in any material respect;

WHEREAS, the Original Notes are subject to Remarketing, in connection with which the Company has the right to change certain terms of the Original Notes in accordance with Article III of the Thirteenth Supplemental Indenture;

WHEREAS, pursuant to Section 3.3 of the Thirteenth Supplemental Indenture, in connection with a Remarketing that is not a Final Remarketing, if the Notes are remarketed as fixed rate notes, the Reset Rate may not exceed the Fixed Rate Reset Cap, and if the Notes are remarketed as floating rate notes, the Reset Rate may not exceed the Floating Rate Reset Cap;

WHEREAS, Section 9.01(h) of the Base Indenture provides that the Company and the Trustee may enter into indentures supplemental to the Indenture without the consent of any holder of Securities to make any change that does not adversely affect the rights of any Securityholder in any material respect;

WHEREAS, the Company desires to enter into an indenture supplemental to the Indenture for the purpose of removing the Fixed Rate Reset Cap and the Floating Rate Reset Cap;

WHEREAS, the Company has requested that the Trustee execute and deliver this Eighteenth Supplemental Indenture;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Eighteenth Supplemental Indenture have been satisfied;

WHEREAS, all things necessary to make this Eighteenth Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually covenanted and agreed that the Indenture is supplemented and amended to the extent and for the purposes expressed herein, as follows:

ARTICLE I

CAPITALIZED TERMS

Section 1.1 Definition of Terms.

For purposes of this Eighteenth Supplemental Indenture, capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture, unless the context otherwise requires:

(a) terms defined in the Base Indenture, the Thirteenth Supplemental Indenture and the Sixteenth Supplemental Indenture have the same meaning when used in this Eighteenth Supplemental Indenture unless otherwise specified herein;

(b) a term defined anywhere in this Eighteenth Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) a reference to a Section or Article is to a Section or Article of this Eighteenth Supplemental Indenture; and

(e) headings are for convenience of reference only and do not affect interpretation.

ARTICLE II

AMENDMENTS TO THE THIRTEENTH

SUPPLEMENTAL INDENTURE

Section 2.1 Section 1.1(e) of the Thirteenth Supplemental Indenture is hereby amended as follows:

(a) The current definition of “Fixed Rate Reset Cap” is deleted in its entirety.

(b) The current definition of “Floating Rate Reset Cap” is deleted in its entirety.

Section 2.2 The current Section 3.3(a) of the Thirteenth Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

“(a) As part of and in connection with each Remarketing, the Remarketing Agent shall determine the Reset Rate or Reset Spread on the Notes, subject to Sections 3.3(b) through (e), pursuant to the Remarketing Agreement and in accordance with the other provisions of this Article III, that will apply to all Notes (whether or not sold in the Remarketing) if such Remarketing is Successful for each Interest Period or portion thereof commencing on or after such Remarketing Settlement Date, subject to the following provisions and limitations:

(i) the interest rate on the Notes may not at any time be less than 0% per annum; and

(ii) if (A) the interest rate on the Notes is not a fixed rate or for a floating rate note the applicable index is not a “qualified floating rate” (as defined in U.S. Treasury regulations section 1.1275-5(b)), (B) interest on the Notes is not unconditionally payable at intervals of no more than one year through the remaining term of the Notes, or (C) the redemption price of the Notes is not their principal amount (disregarding a customary call premium that is fixed or objectively determinable based on a qualified floating rate), then the Company shall have received a written opinion of Morrison & Foerster LLP or other nationally recognized tax counsel experienced in such matters to the effect that the discussion contained in the Prospectus under the heading “Certain U.S. Federal Income Tax Consequences” is materially correct, taking into account all of the terms of the Notes following the Remarketing.”

Section 2.3 The current Section 3.4 of the Thirteenth Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

“Section 3.4 Early Remarketing.

If an Early Settlement Event occurs prior to the Stock Purchase Date, the Remarketing Dates shall be the seventh Business Day prior to February 15, May 15, August 15 or November 15, commencing on the first such date that is at least 30 days after the occurrence of such Early Settlement Event, and concluding with the earlier to occur of the fifth such date and a Successful Remarketing; provided that in the case of an Early Settlement Event of the type described in clause (v) of the definition of such term, (1) there shall be only one Remarketing Date and (2) if the Remarketing conducted on such date is not Successful, it shall be a Failed Remarketing and the Stock Purchase Date shall be the next succeeding March 15, June 15, September 15 or December 15 (or if such day is not a Business Day, the next Business Day).”

ARTICLE III

MISCELLANEOUS

Section 3.1 Effectiveness.

This Eighteenth Supplemental Indenture will become effective upon its execution and delivery.

Section 3.2 Successors and Assigns.

All covenants and agreements in the Base Indenture, the Thirteenth Supplemental Indenture and the Sixteenth Supplemental Indenture, as supplemented and amended by this Eighteenth Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

Section 3.3 Further Assurances.

The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Eighteenth Supplemental Indenture.

Section 3.4 Effect of Recitals.

The recitals contained herein shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Eighteenth Supplemental Indenture or of the Notes. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 5.5 Ratification of Indenture. The Indenture, as supplemented by this Eighteenth Supplemental Indenture, is in all respects ratified and confirmed, and this Eighteenth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 5.6 Governing Law. This Eighteenth Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 5.7 Counterparts.

This Eighteenth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Eighteenth Supplemental Indenture to be duly executed as of the day and year first above written.

BANK OF AMERICA CORPORATION

By:	/s/ Angela C. Jones
Name: Angela C. Jones
Title: Senior Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Scott M. Williams
Name: Scott M. Williams
Title: Senior Associate

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